Exhibit 10.1

EXECUTION VERSION

CHURCHES SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into this 3rd day of March 2013, between Tuesday Morning Corporation, a Delaware corporation (“the Company”), and Brady Churches (“Churches”).  Capitalized terms used and not otherwise defined herein will have the meanings ascribed to such terms in the Employment Agreement, dated September 1, 2012 (“Employment Agreement”) by and between the Company and Churches.

WHEREAS Churches and the Company have reached an agreement that Churches’ employment with the Company will terminate on March 3, 2013 without Cause; and

WHEREAS Churches and the Company have reached an agreement with respect to certain matters relating to his separation from the Company.

Now therefore, in return for good and valuable consideration, the delivery and sufficiency of which Churches and the Company acknowledge, Churches and the Company agree as follows:

1.             Release.  Churches agrees to execute the Release attached as Exhibit A to this Agreement (“the Release”) within twenty-one days of the effective date of this Agreement.  If Churches decides not to execute the Release, or chooses to revoke his execution of the Release within seven days of signing the Release, this Agreement will be null and void and neither Churches nor the Company shall have any further obligation under it, regardless of any other provision of this Agreement.  The Company agrees that Exhibit A is satisfactory in form and substance within the meaning of the Employment Agreement.

2.             Acceleration of Option Vesting.

(a)           The Company and Churches acknowledge and agree that the vesting provisions of certain of the First Signing Options shall be amended to provide as follows:

(i)            Section 6 of the First Signing ISO shall be deleted in its entirety and replaced with the following:

6. Vesting of Option.  Subject to the provisions hereof and the provisions of the Plan, 33,333 shares (at an exercise price of $5.56) of Common Stock subject to the Option will vest as of March 3, 2013, but may not be exercised until March 12, 2013.  No portion of the Option shall be exercisable in any event on or after the tenth anniversary of the Grant Date (the “Option General Expiration Date”); provided, however, that if Optionee is a ten percent (10%) shareholder within the meaning of section 422(b)(6) of the Code on the Grant Date, an option shall not be exercisable after the expiration of five years from the Grant Date.  An option may not be exercised for a fraction of a share of Common Stock.

(ii)           Section 4 of the nonqualified stock option issued under the Company’s 2008 Long-Term Equity Incentive Plan, that together with the First

Signing ISO constituted part of the First Signing Options (the “First Signing NSOs”) shall be deleted in its entirety and replaced with the following:

4. Vesting of Option.  Subject to the provisions hereof and the provisions of the Plan, 300,000 shares (at an exercise price of $5.59) of Common Stock subject to the Option will vest as of March 3, 2013, but may not be exercised until March 12, 2013.  No portion of the Option shall be exercisable in any event on or after the tenth anniversary of the Grant Date (the “Option General Expiration Date”).  An option may not be exercised for a fraction of a share of Common Stock.

(b)           The Company and Churches acknowledge and agree that the termination provisions of each of the First Signing ISO and the First Signing NSO shall be amended to provide as follows:

(i)            Section 8 of the First Signing ISO shall be deleted in its entirety and replaced with the following:

8.  Termination of Option.  The Option, as amended, shall terminate and become null and void on the Option General Expiration Date or, if Optionee revokes the release delivered to the Company in connection with his separation from employment pursuant to any separation agreement by and between the Optionee and Company, on the date Optionee revokes the release.  Upon the death of Optionee prior to the expiration of the Option, Optionee’s executors, administrators or any person or persons to whom the Option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of the Option to exercise the Option with respect to the number of shares that Optionee would have been entitled to exercise if he were still alive. Any portion of the Option that may not vest pursuant to Section 6 is forfeited and becomes null and void immediately upon Optionee’s termination of employment.

(ii)           Section 6 of the First Signing NSO shall be deleted in its entirety and replaced with the following:

6.  Termination of Option.  The Option, as amended, shall terminate and become null and void on the Option General Expiration Date or, if Optionee revokes the release delivered to the Company in connection with his separation from employment pursuant to any separation agreement by and between the Optionee and Company, on the date Optionee revokes the release.  Upon the death of Optionee prior to the expiration of the Option, Optionee’s executors, administrators or any person or persons to whom the Option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of the Option to exercise the Option with respect to the number of shares that Optionee would have been entitled to exercise if he were still alive.

(c)           The Company and Churches acknowledge and agree that (i) the balance of the shares covered under the First Signing ISO (covering 20,672 shares) shall not vest, (ii) the nonqualified stock option issued under the Company’s 2004 Long-Term Equity Incentive Plan, that together with the First Signing ISO and First Signing NSO constituted the First Signing Options (covering 445,995 shares) shall terminate (unvested) and be of no further force and effect, (iii) the Second Signing Options (covering 200,000 shares) shall terminate (unvested) and be of no further force and effect; and (iv) the restricted stock award dated November 7, 2012 granted by the Company to Churches for 12,337 shares shall terminate and be of no further force or effect.

(d)           The Company and Churches acknowledges and agree that the provisions of this Section 2 shall replace in its entirety Section 3(c) of the Employment Agreement.

3.             Severance Payment.  The Company and Churches acknowledges and agree that the Severance Payment pursuant to Section 4(b) of the Employment Agreement shall be equal to nine hundred thousand dollars ($900,000) and shall be payable in a cash lump sum on September 5, 2013, subject to customary withholding deductions, to an account designated by Churches.

4.             Bonus Payment and Legal Fee Reimbursement.  The Company will pay Churches an annual incentive bonus payment for the Company’s current fiscal year in the amount of two hundred eighty-four thousand dollars ($284,000) (the “Bonus”). The Bonus will be payable in a cash lump sum on the next regular payroll payment date following March 3, 2013 in accordance with the Company’s normal payroll practices and will be subject to customary withholding deductions. The Company will also pay directly, or reimburse Churches and Marketing Results Ltd., for up to a total of sixty thousand dollars ($60,000) for legal and other third party fees incurred in connection with the negotiation of his separation from the Company and negotiations regarding the possible acquisition of Marketing Results, Ltd. upon receipt of invoices or other documentation evidencing such fees. Reimbursements for legal and other third party fees will be payable within 30 days of receipt of invoice or other documentation evidencing such fees. In compliance with Section 409A (as defined in the Employment Agreement), the amount of expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year; the reimbursement of eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; the reimbursement(s) shall not be subject to liquidation or exchange for another benefit; and each reimbursement payment shall be one of a series of separate payments (and each shall be construed as a separately identified payment) for purposes of Section 409A.

5.             Health Benefits. Churches shall be entitled to continue coverage for Churches and his dependents under the Company’s group medical plan or group dental plan (collectively, the “Group Health Plan”) under section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the Company will reimburse Churches for the full amount of the premiums Churches pays for the COBRA coverage under the Group Health Plan for up to the first 12 months Churches maintains the COBRA coverage.  Any reimbursements by the Company to Churches required under this Section 5 shall be made on the last day of each month Executive pays the amount required for the COBRA coverage, for up to the first 12 months of COBRA coverage.

6.             Other Agreements.  The Company and Churches hereby agree that Section 6(a) of the Employment Agreement is hereby terminated and of no further force and effect.  In addition, the Company hereby agrees that the termination of the employment of Churches is without Cause. The Company represents and agrees that the ownership and involvement of Churches with Marketing Results, Ltd. did not breach Section 6(a) of the Employment Agreement, and hereby releases and forever discharges Churches from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, or claimed against Churches under Section 6(a) of the Employment Agreement arising from his ownership and other involvement with Marketing Results, Ltd.

7.             Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and both of which taken together constitute one and the same agreement.

8.             Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without regard to its conflict of law rules).

9.             Entire Agreement.  This Agreement is the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties on any issue related to severance or the termination of the Parties’ relationship supplemental to the Employment Agreement.  Notwithstanding the foregoing, the parties acknowledge and agree that Sections 3(d), 5, 6(b), 6(c), 6(d) and 10-19 of the Employment Agreement shall continue in full force and effect

In Witness Whereof, the parties have caused this Agreement to be executed on the day and year set forth above.

/s/ Brady Churches
Brady Churches

TUESDAY MORNING CORPORATION

By:	/s/ Meredith W. Bjorck
Printed Name:	Meredith W. Bjorck
Title:	SVP, General Counsel and Secretary

EXHIBIT A

TUESDAY MORNING CORPORATION

Release

I,  Brady Churches, do hereby release and forever discharge as of the date hereof (i) Tuesday Morning Corporation, a Delaware corporation, (the “Company”) and all of its affiliates and (ii) all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates (collectively, the “Released Parties”) to the extent provided below.

(i)                                     I understand that my Employment Agreement with the Company dated September 1, 2012 (the “Agreement”) includes consideration for signing this Release and such consideration is not salary, wages or benefits to which I was already entitled.  I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company, other than the amounts to be paid as consideration for this Release under the Agreement.

(ii)                                  Except as provided in paragraphs (iv) and (xi) below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, compensation by, or my separation or termination from, the Company; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as the “Claims”).

(iii)                               I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph (ii) above.

(iv)                              I agree that this Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

(v)                                 I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief.  Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

(vi)                              In signing this Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph (ii) as of the execution of this Release.

(vii)                           I agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

(viii)                        I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this Release. I also agree that if I violate this Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all severance payments received by me pursuant to the Agreement.

(ix)                              I agree that as of the date hereof, I have returned to the Company any and all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to Confidential

Information (as defined in the Agreement) or the business of the Company or any subsidiary, which I possess or have had under my control at any time.

(x)                                 Notwithstanding anything in this Release to the contrary, this Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of (a) any breach by the Company or by any Released Party of the Agreement after the date hereof, including, without limitation, the payment of severance and provision of equity acceleration thereunder, (b) my rights to indemnification under the Company’s charter, bylaws and applicable law, for my acts and omissions while serving as an officer and employee of the Company and, as applicable, to coverage under any contract of officers and directors liability insurance, and (c) my rights to accrued and vested benefits under each employee benefit plan of the Company in which I am a participant immediately prior to my employment termination.  Notwithstanding anything in this Release to the contrary, nothing herein shall release the Company from its obligations under the Agreement or impair my right to enforce the Agreement.

(xi)                              Whenever possible, each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS RELEASE, I REPRESENT AND AGREE THAT:

1.              I HAVE READ IT CAREFULLY;

2.              I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.              I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.              I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.              I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON FEBRUARY 28, 2013 TO CONSIDER IT;

6.              I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.              I HAVE SIGNED THIS RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.              I AGREE THAT THE PROVISIONS OF THIS RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:
Brady Churches

DATE:	Tuesday Morning Corporation

By:

Its: